Exhibit 99.1

GM FINANCIAL REPORTS FIRST QUARTER 2022
OPERATING RESULTS

•First quarter net income of $962 million
•First quarter retail loan and operating lease originations of $11.6 billion
•Earning assets of $103.5 billion at March 31, 2022
•Available liquidity of $30.0 billion at March 31, 2022

FORT WORTH, TEXAS April 26, 2022 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $962 million for the quarter ended March 31, 2022, compared to $909 million for the quarter ended December 31, 2021, and $878 million for the quarter ended March 31, 2021.

Retail loan originations were $8.1 billion for the quarter ended March 31, 2022, compared to $7.5 billion for the quarter ended December 31, 2021, and $8.2 billion for the quarter ended March 31, 2021. The outstanding balance of retail finance receivables, net of fees was $59.5 billion at March 31, 2022, compared to $58.1 billion at December 31, 2021 and $53.4 billion at March 31, 2021.

Operating lease originations were $3.5 billion for the quarter ended March 31, 2022, compared to $2.8 billion for the quarter ended December 31, 2021, and $5.8 billion for the quarter ended March 31, 2021. Leased vehicles, net was $36.6 billion at March 31, 2022, compared to $37.9 billion at December 31, 2021 and $40.3 billion at March 31, 2021.

The outstanding balance of commercial finance receivables, net of fees was $7.4 billion at March 31, 2022, compared to $6.8 billion at December 31, 2021 and $7.0 billion at March 31, 2021.

Retail finance receivables 31-60 days delinquent were 1.7% of the portfolio at March 31, 2022 and 1.4% at March 31, 2021. Accounts more than 60 days delinquent were 0.5% of the portfolio at both March 31, 2022 and March 31, 2021.

Annualized net charge-offs were 0.7% of average retail finance receivables for the quarter ended March 31, 2022 and 0.8% for the quarter ended March 31, 2021.

The Company had total available liquidity of $30.0 billion at March 31, 2022, consisting of $4.5 billion of cash and cash equivalents, $21.8 billion of borrowing capacity on unpledged eligible assets, $0.7 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $54 million for the quarter ended March 31, 2022, compared to $44 million for the quarter ended December 31, 2021 and $54 million for the quarter ended March 31, 2021.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended March 31, 2022 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Revenue
Finance charge income	$1,010	$1,016
Leased vehicle income	2,066	2,321
Other income	80	70
Total revenue	3,156	3,407
Costs and expenses
Operating expenses	372	411
Leased vehicle expenses	855	1,244
Provision for loan losses	122	(26)
Interest expense	577	650
Total costs and expenses	1,926	2,279
Equity income	54	54
Income before income taxes	1,284	1,182
Income tax provision	322	304
Net income	962	878
Less: cumulative dividends on preferred stock	30	30
Net income attributable to common shareholder	$932	$848

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$4,483	$3,948
Finance receivables, net of allowance for loan losses of $1,928 and $1,886	64,970	62,979
Leased vehicles, net	36,581	37,929
Goodwill	1,176	1,169
Equity in net assets of non-consolidated affiliates	1,779	1,717
Related party receivables	397	301
Other assets	6,799	5,743
Total assets	$116,186	$113,786
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$37,362	$39,338
Unsecured debt	55,552	53,223
Deferred income	2,451	2,551
Related party payables	243	313
Other liabilities	5,575	4,567
Total liabilities	101,182	99,992
Total shareholders' equity	15,004	13,794
Total liabilities and shareholders' equity	$116,186	$113,786

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended March 31,
Originations	2022	2021
Retail finance receivables originations	$8,074	$8,232
Lease originations	$3,542	$5,760

	Three Months Ended March 31,
Average Earning Assets	2022	2021
Average retail finance receivables	$58,827	$52,519
Average commercial finance receivables	6,987	8,113
Average finance receivables	65,814	60,632
Average leased vehicles, net	37,249	40,102
Average earning assets	$103,063	$100,734

Ending Earning Assets	March 31, 2022	December 31, 2021
Retail finance receivables, net of fees	$59,503	$58,093
Commercial finance receivables, net of fees	7,395	6,772
Leased vehicles, net	36,581	37,929
Ending earning assets	$103,479	$102,794

Finance Receivables	March 31, 2022	December 31, 2021
Retail
Retail finance receivables, net of fees	$59,503	$58,093
Less: allowance for loan losses	(1,884)	(1,839)
Total retail finance receivables, net	57,618	56,254
Commercial
Commercial finance receivables, net of fees	7,395	6,772
Less: allowance for loan losses	(44)	(47)
Total commercial finance receivables, net	7,352	6,725
Total finance receivables, net	$64,970	$62,979

Amounts may not add due to rounding.

Allowance for Loan Losses	March 31, 2022	December 31, 2021
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.6%	0.7%

Delinquencies	March 31, 2022	March 31, 2021
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.7%	1.4%
Greater than 60 days	0.5	0.5
Total	2.2%	1.9%

	Three Months Ended March 31,
Charge-offs and Recoveries	2022	2021
Charge-offs	$275	$253
Less: recoveries	(177)	(149)
Net charge-offs	$97	$104
Net charge-offs as an annualized percentage of average retail finance receivables	0.7%	0.8%

	Three Months Ended March 31,
Operating Expenses	2022	2021
Operating expenses as an annualized percentage of average earning assets	1.5%	1.7%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com

Amounts may not add due to rounding.